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News Release
Truist reports first quarter 2023 results
GAAP earnings of $1.4 billion, or $1.05 per share	PPNR(1) up 47% and adjusted PPNR(1) up 19% compared to 1Q22	Capital, liquidity, and credit quality remain strengths
1Q23 Key Financial Data	1Q23 Performance Highlights(3)

(Dollars in billions, except per share data)	1Q23	4Q22	1Q22
Summary Income Statement
Net interest income - TE	$3.92	$4.03	$3.21
Noninterest income	2.23	2.23	2.14
Total revenue - TE	6.15	6.26	5.35
Noninterest expense	3.69	3.72	3.67
Net income available to common shareholders	1.41	1.61	1.33
PPNR - unadjusted(1)	2.46	2.54	1.68
PPNR - adjusted(1)	2.66	2.87	2.23
Per Share Metrics
Diluted earnings per common share	$1.05	$1.20	$0.99
BVPS	41.82	40.58	43.82
TBVPS(1)	19.45	18.04	21.87
Key Ratios
ROCE	10.3%	11.7%	9.0%
ROTCE(1)	24.1	27.6	18.6
Efficiency ratio - GAAP	60.5	60.0	69.0
Efficiency ratio - adjusted(1)	56.8	54.2	58.3
NIM - TE	3.17	3.25	2.76
NCO ratio	0.37	0.34	0.25
ALLL ratio	1.37	1.34	1.44
CET1(2)	9.1	9.0	9.4
Average Balances
Assets	$560	$553	$536
Securities	141	142	153
Loans and leases	328	323	292
Deposits	408	413	415
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s First Quarter 2023 Earnings Presentation.
(2)Current quarter capital ratios are preliminary.
(3)Comparisons noted in this section summarize changes from first quarter of 2023 compared to fourth quarter of 2022, unless otherwise noted.
•Net income was $1.4 billion, or $1.05 per diluted share
◦Includes $63 million ($48 million after-tax), or $0.04 per share, of merger-related and restructuring charges

•Adjusted PPNR was $2.7 billion, down 7.2% compared to prior quarter due to lower net interest income and higher noninterest expense
◦Up 19% from the year ago quarter due to NIM expansion and strong loan growth, partially offset by higher noninterest expense

•Average loans and leases increased 1.7% compared to the prior quarter driven by growth within the commercial and industrial portfolio

•Average deposits decreased 1.2% compared to the prior quarter primarily driven by the impacts of monetary tightening and higher-rate alternatives

•Asset quality remains strong with the net charge-off ratio at 37 basis points, stable nonperforming loans and lower delinquencies

•Capital and liquidity levels remained strong
◦CET1 ratio was 9.1% as of March 31
▪TIH minority stake sale closed April 3, which adds approximately 30 basis points
◦Consolidated LCR was 113%
◦$166 billion of available liquidity sources

CEO Commentary
“In a challenging and unique quarter for the banking industry, Truist demonstrated strength and leadership that reflects our diverse business model, granular and relationship-oriented deposit base, and strong capital and liquidity position. We also closed on the sale of a 20% minority stake in Truist Insurance Holdings in early April, which adds approximately 30 basis points to our risk-based capital ratios and, longer term, provides strategic and financial flexibility for both Truist and TIH.

Truist earned $1.4 billion of net income and had an ROTCE of 24.1% in the first quarter. We continued to experience the benefits of our shift to operating, including improving organic production and integrated relationship management momentum, although these benefits were offset by higher-than-expected funding costs. As a result, adjusted pre-provision net revenue decreased 7.2% sequentially, consistent with our prior guidance. We have started the year with 310 basis points of positive adjusted operating leverage, although work remains. Asset quality metrics remain strong and we prudently increased our ALLL ratio by 3 basis points to reflect increased uncertainty.

Our focus on clients was unwavering, both during the first two months of the quarter and in March. I am proud of how our teammates continue to care for our clients and stakeholders and live our purpose to inspire and build better lives and communities. I remain highly confident in Truist’s trajectory and ability to be a source of strength and stability for our clients and communities.”

— Bill Rogers, Truist Chairman & CEO

Truist in the Spotlight
Published 2022 Corporate Responsibility Report, highlighting progress and achievements across climate and energy, DEI, community, and financial inclusion	Closed on transaction to sell minority stake in TIH, positioning TIH for long-term success and growth and providing strategic and financial flexibility for Truist	Announced Where It Starts, a $22 million strategic initiative of Truist Foundation to strengthen small businesses and create career pathways for communities of color
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Contact:
Investors:	Ankur Vyas	404.827.6714 | investors@truist.com
Media:	Shelley Miller	704.692.1518 | media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	1Q23	4Q22	1Q22	Link		Like
Interest income(1)	$5,836	$5,288	$3,383	$548	10.4%	$2,453	72.5%
Interest expense	1,917	1,257	174	660	52.5	1,743	NM
Net interest income(1)	$3,919	$4,031	$3,209	$(112)	(2.8)	$710	22.1

Net interest margin(1)	3.17%	3.25%	2.76%	(8) bps		41 bps
Core net interest margin(2)	3.10	3.17	2.57	(7) bps		53 bps

Average Balances(3)
Total earning assets	$499,149	$492,805	$469,940	$6,344	1.3%	$29,209	6.2%
Total interest-bearing liabilities	352,472	336,584	311,586	15,888	4.7	40,886	13.1

Yields / Rates(1)
Total earning assets	4.72%	4.27%	2.90%	45 bps		182 bps
Total interest-bearing liabilities	2.20	1.48	0.22	72 bps		198 bps
(1)Amounts are on a taxable-equivalent basis utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s First Quarter 2023 Earnings Presentation.
(3)Excludes basis adjustments for fair value hedges.

Taxable-equivalent net interest income for the first quarter of 2023 was down $112 million, or 2.8%, compared to the fourth quarter of 2022 driven by higher funding costs and two less days, partially offset by higher rates on earning assets. The net interest margin was 3.17%, down eight basis points.

•Average earning assets increased primarily due to growth in average total loans of $4.8 billion, or 1.5%, and growth in average other earning assets of $3.7 billion, or 17%, primarily due to an increase in balances held at the Federal Reserve to support liquidity build, partially offset by a decline in average securities of $1.9 billion, or 1.3%.
•The yield on the total loan portfolio was 5.81%, up 55 basis points primarily due to higher market interest rates. The yield on the average securities portfolio for the first quarter was 2.14%, up six basis points primarily due to the higher rate environment.
•Average deposits decreased $4.8 billion, or 1.2%, while average short-term borrowings decreased $1.6 billion, or 6.2%, and average long-term debt increased $12.4 billion, or 32%.
•The average cost of total deposits was 1.12%, up 46 basis points. The average cost of short-term borrowings was 4.69%, up 94 basis points. The average cost of long-term debt was 4.05%, up 63 basis points. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

Taxable-equivalent net interest income for the first quarter of 2023 was up $710 million, or 22%, compared to the first quarter of 2022 primarily due to higher short-term interest rates and strong loan growth, alongside well controlled deposit costs. These increases were partially offset by lower purchase accounting accretion and PPP revenue. Net interest margin was 3.17%, up 41 basis points.

•Average earning assets increased $29.2 billion, or 6.2%, primarily due to growth in average total loans of $35.1 billion, or 12%, and growth in other earning assets of $6.7 billion, or 35%, primarily due to an increase in balances held at the Federal Reserve to support liquidity build, partially offset by a decrease in average securities of $12.1 billion, or 7.9%.
•The yield on the total loan portfolio was 5.81%, up 212 basis points, primarily reflecting higher market interest rates, partially offset by lower purchase accounting accretion and PPP revenue. The yield on the average securities portfolio was 2.14%, up 46 basis points primarily due to the higher rate environment.
•Average deposits decreased $6.8 billion, or 1.6%, average short-term borrowings increased $17.1 billion, and average long-term debt increased $15.7 billion, or 44.5%.
•The average cost of total deposits was 1.12%, up 109 basis points. The average cost of short-term borrowings was 4.69%, up 409 basis points. The average cost of long-term debt was 4.05%, up 255 basis points. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	1Q23	4Q22	1Q22	Link		Like
Insurance income	$813	$766	$727	$47	6.1%	$86	11.8%
Wealth management income	339	324	343	15	4.6	(4)	(1.2)
Investment banking and trading income	261	257	261	4	1.6	—	—
Service charges on deposits	249	257	252	(8)	(3.1)	(3)	(1.2)
Card and payment related fees	230	245	212	(15)	(6.1)	18	8.5
Mortgage banking income	142	117	121	25	21.4	21	17.4
Lending related fees	106	110	85	(4)	(3.6)	21	24.7
Operating lease income	67	68	58	(1)	(1.5)	9	15.5
Securities gains (losses)	—	—	(69)	—	—	69	(100.0)
Other income	27	83	152	(56)	(67.5)	(125)	(82.2)
Total noninterest income	$2,234	$2,227	$2,142	$7	0.3	$92	4.3

Noninterest income was relatively stable compared to the fourth quarter of 2022 due to seasonally higher insurance income, higher mortgage banking and wealth management income partially offset by lower other income and card and payment related fees.

•Insurance income increased primarily due to seasonality.
•Mortgage banking income increased due to a gain on the sale of a servicing portfolio, partially offset by mortgage servicing rights valuation adjustments in the current quarter.
•Wealth management income increased due to higher brokerage commissions and fees from higher asset valuations.
•Other income decreased primarily due to lower income from investments held for certain post-retirement benefits (which is primarily offset by lower personnel expense).
•Card and payment related fees decreased due to seasonally lower transaction volumes.

Noninterest income was up $92 million, or 4.3%, compared to the first quarter of 2022 due to 12% growth in insurance income, higher mortgage banking income, higher fees from lending-related activities and card and payment related activities. The first quarter of 2022 included $69 million of securities losses and a $74 million gain on the redemption of noncontrolling equity interest (included in other income). These items were partially offset by lower other income.

•Insurance income increased primarily due to acquisitions and 4.7% organic growth.
•Mortgage banking income increased due to a gain on the sale of a servicing portfolio, partially offset by mortgage servicing rights valuation adjustments in the current quarter.
•Lending related fees increased primarily due to higher unused commitment fees.
•Card and payment related fees increased due to higher volumes and the acquisition of a merchant portfolio.
•Other income decreased due to the aforementioned gain in the year ago quarter, lower investment income from the Company’s SBIC and other investments, partially offset by higher income from investments held for certain post-retirement benefits (which is primarily offset by higher personnel expense).

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	1Q23	4Q22	1Q22	Link		Like
Personnel expense	$2,181	$2,198	$2,051	$(17)	(0.8)%	$130	6.3%
Professional fees and outside processing	314	347	363	(33)	(9.5)	(49)	(13.5)
Software expense	214	241	232	(27)	(11.2)	(18)	(7.8)
Net occupancy expense	183	179	208	4	2.2	(25)	(12.0)
Amortization of intangibles	136	163	137	(27)	(16.6)	(1)	(0.7)
Equipment expense	110	124	118	(14)	(11.3)	(8)	(6.8)
Marketing and customer development	78	70	84	8	11.4	(6)	(7.1)
Operating lease depreciation	46	44	48	2	4.5	(2)	(4.2)
Regulatory costs	75	52	35	23	44.2	40	114.3
Merger-related and restructuring charges	63	114	216	(51)	(44.7)	(153)	(70.8)
Other expense	291	190	182	101	53.2	109	59.9
Total noninterest expense	$3,691	$3,722	$3,674	$(31)	(0.8)	$17	0.5

Noninterest expense was down $31 million, or 0.8%, compared to the fourth quarter of 2022 due to lower merger-related and restructuring charges, professional fees and outside processing expenses, amortization of intangibles, and software expenses. These decreases were partially offset by higher other expenses and regulatory costs. Merger-related and restructuring charges and incremental operating expenses related to the merger decreased $51 million and $56 million, respectively, due to the completion of integration-related activities. The current quarter merger-related and restructuring charges includes costs for personnel and facilities optimization. Adjusted noninterest expenses, which exclude merger-related costs and the amortization of intangibles, increased $103 million, or 3.0%, compared to the prior quarter.

•Professional fees and outside processing expenses decreased due to lower project spend for merger-related activities, partially offset by enterprise technology investments.
•Software expense decreased due to accelerated depreciation for certain contracts in the prior period.
•Personnel expense decreased slightly due to lower pension expenses and lower other post-retirement benefit expense (which is almost entirely offset by lower other income), partially offset by seasonally higher payroll taxes and higher equity compensation expense.
•Other expense increased primarily due to higher pension expense (driven primarily by lower plan assets) and higher operating losses.
•Regulatory costs increased primarily due to an increase in the FDIC’s deposit insurance assessment rate.

Noninterest expense was up $17 million, or 0.5%, compared to the first quarter of 2022 due to higher personnel expense, other expense, and regulatory costs. These increases were partially offset by lower merger-related and restructuring charges and professional fees and outside processing expenses. Merger-related and restructuring charges and incremental operating expenses related to the merger decreased $153 million and $202 million, respectively, due to the completion of integration-related activities. Adjusted noninterest expenses, which exclude merger-related costs and the amortization of intangibles increased $373 million, or 12%.

•Personnel expense increased due to investments in teammates by increasing Truist’s minimum wage, the impact from acquisitions, investments in revenue producing businesses and enterprise technology, and higher other post-retirement benefit expense (which is almost entirely offset by higher other income), partially offset by lower pension expenses.
•Other expense increased primarily due to higher pension expense (driven primarily by lower plan assets) and higher operating losses.
•Regulatory costs increased primarily due to an increase in the FDIC’s deposit insurance assessment rate.
•Professional fees and outside processing expenses decreased due to lower project spend for merger-related activities, partially offset by enterprise technology investments.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	1Q23	4Q22	1Q22	Link		Like
Provision for income taxes	$394	$337	$330	$57	16.9%	$64	19.4%
Effective tax rate	20.6%	16.7%	18.9%	390 bps		170 bps

The effective tax rate increased compared to the fourth quarter of 2022 primarily driven by discrete tax expenses recognized in the current quarter compared to discrete tax benefits recognized in the prior quarter and the adoption of accounting guidance related to the proportional amortization of tax credit investments in the current quarter. This guidance resulted in an increase in other income and an increase in tax expense of $17 million for the first quarter of 2023 with no impact to net income. The guidance was adopted prospectively and had no impact on prior periods results.

The effective tax rate increased compared to the first quarter of 2022 primarily driven by higher income before taxes, discrete tax expense recognized in the current quarter compared to discrete tax benefits recognized in the prior quarter, and the aforementioned adoption of accounting guidance related to the proportional amortization of tax credit investments.

Average Loans and Leases
(Dollars in millions)	1Q23	4Q22	Change	% Change
Commercial:
Commercial and industrial	$165,095	$159,308	$5,787	3.6%
CRE	22,689	22,497	192	0.9
Commercial construction	5,863	5,711	152	2.7
Total commercial	193,647	187,516	6,131	3.3
Consumer:
Residential mortgage	56,422	56,292	130	0.2
Home equity(1)	10,735	10,887	(152)	(1.4)
Indirect auto	27,743	28,117	(374)	(1.3)
Other consumer(1)	27,559	27,479	80	0.3
Student	5,129	5,533	(404)	(7.3)
Total consumer	127,588	128,308	(720)	(0.6)
Credit card	4,785	4,842	(57)	(1.2)
Total loans and leases held for investment	$326,020	$320,666	$5,354	1.7
(1)In the first quarter of 2023, the Company reclassified certain portfolios within the consumer portfolio segment to delineate home equity from other consumer portfolios. Prior periods were revised to conform to the current presentation.

Average loans increased $5.4 billion, or 1.7%, compared to the prior quarter primarily due to momentum from the prior quarter within the commercial portfolio and the impact of the BankDirect acquisition. Loan growth moderated during the quarter as production in lower return portfolios was reduced with end of period loans up 0.5% compared to December 31, 2022.

•Average commercial loans increased 3.3% due to broad-based growth within the commercial and industrial portfolio and the BankDirect acquisition. The BankDirect acquisition contributed approximately $900 million of average loan growth compared to the fourth quarter of 2022.
•Average consumer loans decreased 0.6% due to runoff in student loans and partnership lending, as well as lower indirect auto production.

Average Deposits
(Dollars in millions)	1Q23	4Q22	Change	% Change
Noninterest-bearing deposits	$131,099	$141,032	$(9,933)	(7.0)%
Interest checking	108,886	110,001	(1,115)	(1.0)
Money market and savings	139,802	144,730	(4,928)	(3.4)
Time deposits	28,671	17,513	11,158	63.7
Total deposits	$408,458	$413,276	$(4,818)	(1.2)

Average deposits for the first quarter of 2023 were $408.5 billion, a decrease of $4.8 billion, or 1.2%, compared to the prior quarter. The decrease in deposits was primarily driven by the impacts of monetary tightening and higher-rate alternatives.

Average noninterest-bearing deposits decreased 7.0% compared to the prior quarter and represented 32.1% of total deposits for the first quarter of 2023 compared to 34.1% for the fourth quarter of 2022 and 35.1% compared to the year ago quarter. Average money market and savings and interest checking declined 3.4% and 1.0%, respectively, compared to the prior quarter. Average time deposits increased 64% due to an increase in wholesale funding and retail-client time deposits.

Capital Ratios
	1Q23	4Q22	3Q22	2Q22	1Q22
Risk-based:	(preliminary)
CET1	9.1%	9.0%	9.1%	9.2%	9.4%
Tier 1	10.6	10.5	10.7	10.8	11.0
Total	12.6	12.4	12.6	12.6	13.0
Leverage	8.5	8.5	8.5	8.6	8.6
Supplementary leverage	7.3	7.3	7.3	7.3	7.3

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.52 per share during the first quarter of 2023. The dividend payout ratio for the first quarter of 2023 was 49%. Truist did not repurchase any shares in the first quarter of 2023.

Truist CET1 ratio was 9.1% as of March 31, 2023. The increase since December 31, 2022 represents organic capital generation, partially offset by the CECL phase-in. Truist closed the sale of the minority stake in TIH on April 3, 2023, which adds approximately 30 basis points and 25 basis points to the risk-based regulatory capital ratios and leverage ratios, respectively.

Truist’s average consolidated LCR was 113% for the three months ended March 31, 2023, compared to the regulatory minimum of 100%. Truist has significant and strong access to liquidity with $166 billion of available liquidity as of March 31, 2023.

Asset Quality
(Dollars in millions)	1Q23	4Q22	3Q22	2Q22	1Q22
Total nonperforming assets	$1,261	$1,250	$1,240	$1,173	$1,135
Total loans 90 days past due and still accruing	1,361	1,605	1,709	1,787	1,914
Total loans 30-89 days past due	1,805	2,267	1,957	2,091	2,101
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.36%	0.36%	0.35%	0.36%	0.36%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.55	0.70	0.62	0.69	0.72
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.42	0.49	0.54	0.59	0.66
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.04	0.04	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.37	1.34	1.34	1.38	1.44
Net charge-offs as a percentage of average loans and leases, annualized	0.37	0.34	0.27	0.22	0.25
Ratio of allowance for loan and lease losses to net charge-offs, annualized	3.7x	4.1x	5.0x	6.5x	5.8x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.8x	3.7x	3.8x	3.8x	4.0x

Nonperforming assets totaled $1.3 billion at March 31, 2023, relatively stable compared to December 31, 2022. Nonperforming loans and leases held for investment were 0.36% of loans and leases held for investment at March 31, 2023, unchanged compared to December 31, 2022.

Loans 90 days or more past due and still accruing totaled $1.4 billion at March 31, 2023, down $244 million, or seven basis points as a percentage of loans and leases, compared with the prior quarter primarily due to declines in government guaranteed student loans and government guaranteed residential mortgages. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at March 31, 2023, flat from December 31, 2022.

Loans 30-89 days past due and still accruing of $1.8 billion at March 31, 2023 were down $462 million, or 15 basis points as a percentage of loans and leases, compared to the prior quarter primarily due to a seasonal decrease in the consumer portfolios coupled with a decline in the commercial and industrial portfolio.

The allowance for credit losses was $4.8 billion and includes $4.5 billion for the allowance for loan and lease losses and $282 million for the reserve for unfunded commitments. The ALLL ratio was 1.37%, up three basis points compared with December 31, 2022 primarily due to increased economic uncertainty. The ALLL covered nonperforming loans and leases held for investment 3.8X compared to 3.7X at December 31, 2022. At March 31, 2023, the ALLL was 3.7X annualized net charge-offs, compared to 4.1X at December 31, 2022.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	1Q23	4Q22	1Q22	Link		Like
Provision for credit losses	$502	$467	$(95)	$35	7.5%	$597	NM
Net charge-offs	297	273	178	24	8.8	119	66.9
Net charge-offs as a percentage of average loans and leases	0.37%	0.34%	0.25%	3 bps		12 bps

The provision for credit losses was $502 million compared to $467 million for the fourth quarter of 2022.

•The increase in the current quarter provision expense primarily reflects increased economic uncertainty.
•The net charge-off ratio for the current quarter was up compared to the fourth quarter of 2022 primarily driven by higher charge-offs in the commercial and industrial portfolio.

The provision for credit losses was $502 million compared to a benefit of $95 million for the first quarter of 2022.

•The increase in the current quarter provision expense primarily reflects increased economic uncertainty in the current period, whereas the earlier quarter included a reserve release due to the improving credit environment during that period.
•The net charge-off ratio was up compared to the first quarter of 2022 driven by higher charge-offs in the indirect auto and other consumer portfolios due to normalizing trends, as well as an increase in the commercial and industrial portfolio.

Earnings Presentation and Quarterly Performance Summary
Investors can access a live audio webcast of the first quarter 2023 earnings conference call at 8 a.m. ET today and view the news release and presentation materials at https://ir.truist.com under “Events & Presentations.” The conference call can also be accessed by dialing 855-303-0072 and using passcode 100038. A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s First Quarter 2023 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country, and offers a wide range of products and services through our retail and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $574 billion as of March 31, 2023. Truist Bank, Member FDIC. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ACL	Allowance for credit losses
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CEO	Chief Executive Officer
CET1	Common equity tier 1
EBITDA	Earnings before interest, taxes, depreciation, and amortization
FDIC	Federal Deposit Insurance Corporation
GAAP	Accounting principles generally accepted in the United States of America
LCR	Liquidity Coverage Ratio
LIBOR	London Interbank Offered Rate
Like	Compared to First quarter of 2022
Link	Compared to Fourth quarter of 2022
NCO	Net charge-offs
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
PPP	Paycheck Protection Program, established by the Coronavirus Aid, Relief, and Economic Security Act
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
SBIC	Small Business Investment Company
TBVPS	Tangible book value per common share
TE	Taxable-equivalent
TIH	Truist Insurance Holdings

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Performance Measures -The adjusted performance measures, including adjusted diluted earnings per share, return on average tangible common shareholders’ equity, adjusted efficiency ratio, adjusted operating leverage, and adjusted noninterest expense, are non-GAAP in that they exclude merger-related and restructuring charges, other selected items, and amortization of intangible assets, as applicable to tangible measures. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), merger-related and restructuring charges, amortization of intangible assets, and other selected items. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for loans, deposits, and long-term debt from SunTrust and other mergers and acquisitions are excluded to approximate the yields paid by clients. Truist’s management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist’s earning assets.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s First Quarter 2023 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022 and in Truist’s subsequent filings with the Securities and Exchange Commission:

•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•Truist is subject to credit risk by lending or committing to lend money, may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral, and may suffer losses if the value of collateral declines in stressed market conditions;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings could increase the cost of funding, limit access to capital markets, or negatively affect Truist’s overall liquidity or capitalization;
•Truist may be impacted by the soundness of other financial institutions, including as a result of the financial or operational failure of a major financial institution, or concerns about the creditworthiness of such a financial institution or its ability to fulfill its obligations, which can cause substantial and cascading disruption within the financial markets and increased expenses, including FDIC insurance premiums;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, including as a result of supply chain disruptions, inflationary pressures and labor shortages, and instability in global geopolitical matters, including due to an outbreak or escalation of hostilities, or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•the monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, could have a material adverse effect on the economy and Truist’s profitability;
•the effects of COVID-19 adversely impacted the Company’s operations and financial performance and similar adverse impacts resulting from pandemics could occur in future periods;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•there are risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•Truist could fail to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards or compliance costs, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services, and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion could damage Truist’s reputation and adversely impact business and revenues;
•regulatory matters, litigation or other legal actions may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•Truist faces substantial legal and operational risks in safeguarding personal information;
•evolving legislative, accounting and regulatory standards, including with respect to climate, capital, and liquidity requirements, which may become more stringent in light of recent bank failures, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance could damage its reputation and adversely impact business and revenues;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•Truist faces risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•there are risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations could be adversely impacted, which could be exacerbated in the increased work-from-home environment as job markets may be less constrained by physical geography;
•Truist’s operations rely on its ability, and the ability of key external parties, to maintain appropriate-staffed workforces, and on the competence, trustworthiness, health and safety of teammates;
•Truist faces the risk of fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyberattacks, which have increased in frequency with geopolitical tensions, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.